Exhibit (a)(1)(D)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

(including the associated preferred stock purchase rights)

of

J. ALEXANDER’S CORPORATION

at

$13.00 NET PER SHARE

Pursuant to the Offer to Purchase dated August 6, 2012

by

NEW ATHENA MERGER SUB, INC.

an indirect wholly-owned subsidiary of

FIDELITY NATIONAL FINANCIAL, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY

TIME, ON WEDNESDAY, SEPTEMBER 5, 2012, UNLESS THE TENDER OFFER IS EXTENDED.

August 6, 2012

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by New Athena Merger Sub, Inc., a Tennessee corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Fidelity National Financial, Inc., a Delaware corporation (“Parent”), to act as Information Agent in connection with Purchaser’s offer to purchase for cash all outstanding shares of common stock, par value $0.05 per share (including the associated preferred stock purchase rights, the “Shares”), of J. Alexander’s Corporation, a Tennessee corporation (“J. Alexander’s”), at a purchase price of $13.00 per Share, net to the sellers in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 6, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal enclosed herewith (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with “Form W-9” and “General Instructions to Form W-9” providing information relating to backup federal income tax withholding;

3. A Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”) by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. A return envelope addressed to the Depositary, for your use only.

Certain conditions to the Offer are described in Section 15 (“Certain Conditions of the Offer”) of the Offer to Purchase.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Wednesday, September 5, 2012, unless the Offer is extended.

For Shares to be properly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary, or (b) the tendering shareholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Georgeson Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

The Information Agent for the Offer is:

199 Water Street, 26th Floor

New York, NY 10038-3560

Banks and Brokers Call (212) 440-9800

All Others Call Toll-Free (800) 261-1047

jalexanders@georgeson.com

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